EXHIBIT 10.12

SEVENTH AMENDMENT TO PALO ALTO LEASE

Seventh Amendment to Lease
By and between
2197 East Bayshore Road, LLC
and
ClickAction, Inc.

This Seventh Amendment dated December 12, 2001, amends the Sixth Amendment dated and executed November 26, 2001.

Whereas both Parties agree to the following modifications:

1.    Premises:

The term “Premises” shall mean 13,997 rentable square feet as outlined Exhibit H hereto, which is a portion (65.1%) of that certain free standing single-story office/R&D building which is a total size of approximately 21,497 square feet, and which is located at and commonly known as 2197 East Bayshore Road, Palo Alto, Santa Clara County, State of California.

2.    Rent:

The monthly Rent shall be as follows:

Months	Rent
12/01/01 – 11/30/02	$27,294.15
12/01/02 – 11/30/03	$28,385.92
12/01/03 – 5/31/04	$29,521.36

3.    Parking:

Lessee shall be entitled to use 48 total stalls, which shall be located at the rear of the project as shown on Exhibit H. Lessee and their employees, suppliers, quests, visitors, shippers, customers or invitees shall only use these parking stalls.

4.    Utilities

Lessor shall place the utilities for the entire building under Lessor’s name and each Lessee shall be responsible for their pro-rata share of such bill. Lessee’s pro-rata share of the building is 65.1%. Lessor shall bill back to Lessee the amount due on a monthly basis and Lessee shall have seven (7) business days to make payment to Lessor.

Should, at any time during the term of the Lease, a portion of the building become vacant, Lessee shall be responsible for the utilities based on their pro-rata share of the total space occupied, at that time, in the building.

All other term and condition from the Lease and prior Amendments shall remain in full force and effect.

AGREED AND ACKNOWLEDGED:

Lessor:    2197 EAST BAYSHORE ROAD, LLC

By:	/S/ DEBRA HOLVICK

Date:    12/19/01

Lessee:    CLICKACTION, INC.

By:	/S/ GEORGE GRANT

Date:    12/19/01